UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 12, 2006

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CELADON GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23192	13-3361050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9503 East 33rd Street Indianapolis, Indiana	46235
(Address of principal executive offices)	(Zip Code)

(317) 972-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On January 12, 2006, the Compensation Committee of the Board of Directors (“Committee”) of Celadon Group, Inc., a Delaware corporation (the “Company”), met to determine the award of cash and equity compensation for non-employee directors and certain executive officers under the Company’s 2006 Omnibus Incentive Plan (“Plan”). The Committee reviewed and approved the following compensation arrangements:

NON-EMPLOYEE DIRECTOR CASH COMPENSATION

As previously reported in the Company’s definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (“Commission”) on December 19, 2005, in fiscal 2005, the Board of Directors approved an increase in the annual retainer provided to non-employee directors to $27,500. In addition, non-employee directors receive an annual retainer of $2,500 for each Board committee on which they serve, and the Lead Director and Audit Committee Chairman receive additional annual retainers of $5,000 and $2,500, respectively.

Typically, non-employee directors also receive equity compensation as part of their compensation package. The April 2005 grant to the Company’s non-employee directors of an option to purchase 4,000 shares at $18.30 per share was defective since the underlying plan had expired. In recognition of that fact, the Committee approved the one time cash payment of $42,080 to each non-employee director. Such payment represents the in-the-money value of the option based upon the January 12, 2006 closing price of our common stock.

Aside from the cash compensation detailed above, non-employee directors also are reimbursed for their expenses incurred in attending Board and committee meetings. There are no fees based upon number of meetings attended.

NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION

Non-employee directors received a grant of 7,500 stock options on January 12, 2006, following approval of the Plan by our stockholders. The options will vest 25% on January 26, 2006, and the first, second, and third anniversaries of the date of grant. The options terminate after ten years and have an exercise price of $28.82, the closing price of the Company’s common stock as reported on the Nasdaq National Market on the grant date. The grant of options to purchase 7,500 shares was consistent with the disclosure in the Proxy Statement.

EXECUTIVE EQUITY COMPENSATION

Each of our named executive officers and certain other recipients received stock options and restricted stock awards on January 12, 2006, following approval of the Plan by our stockholders. The options will vest 25% on the first through fourth anniversaries of the date of grant, terminate after ten years, and have an exercise price of $28.82, the closing price of the Company’s common stock as reported on the Nasdaq National Market on the grant date.

The restricted stock awards are subject to certain performance vesting targets tied to an adjusted earnings per share calculation, which shall be measured as diluted earnings per share as reported in the audited financial statements for the applicable fiscal year adjusted for changes in compensation expense caused by the stock market price change during the applicable fiscal year. The grants are intended to be “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code; however the amounts eligible to vest for achievement of the fiscal 2006 goal may not so qualify.

The restricted stock awards generally vest upon the achievement of the performance target, with the possibility of accelerated vesting upon the achievement of a performance target for a future year. For performance targets relating to fiscal 2006, there is also a time-vesting requirement such that the vesting does not occur until January 12, 2007. The restricted stock awards contain forfeiture provisions as determined by the Committee at the date of grant.

The following table sets forth the awards to each of our named executive officers, directors, and other recipients as a group. These awards were consistent with the disclosure in the Proxy Statement.

Name and Position	Stock Options Grants	Restricted Stock Awards

Stephen Russell Chairman and Chief Executive Officer	126,000	24,000

Thomas Glaser President and Chief Operating Officer	46,200	8,800

Paul Will Executive Vice-President, Chief Financial Officer, Treasurer, and Assistant Secretary	37,800	7,200

Kenneth Core Vice President and Secretary	4,200	800

Sergio Hernandez Vice President-Mexico	4,200	800

Paul Biddelman Director	7,500	0

Anthony Heyworth Director	7,500	0

Michael Miller Director	7,500	0

All Other Recipients	65,520	12,480

Total	306,420	54,080

EXECUTIVE SALARY COMPENSATION

On January 12, 2006, the Committee approved a salary increase for Thomas Glaser, the Company’s President and Chief Operating Officer, and Paul Will, the Company’s Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary, from an annualized $200,000 each to $225,000 each effective January 1, 2006. As discussed in the Proxy Statement, the salary of the Company’s Chairman and Chief Executive Officer, Stephen Russell, is established pursuant to an employment agreement and is adjusted annually on January 21st for increases in the Consumer Price Index. Mr. Russell’s current base salary is $601,599.

Item 8.01    Other Events.

On January 12, 2006, at the Annual Meeting of Stockholders (“Annual Meeting”) our stockholders approved our Amended and Restated Articles of Incorporation, which increased the number of our authorized common stock from Twelve Million (12,000,000) to Forty Million (40,000,000) shares. While at the Annual Meeting, our stockholders also approved the Plan set forth above in Item 1.01.

We will be registering the securities issuable under the Plan with the Commission on Form S-8 as soon as practicable. We also expect to file our Amended and Restated Articles of Incorporation with the Secretary of State of Delaware, our state of incorporation, as soon as practicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELADON GROUP, INC.

Date: January 18, 2006	By:	/s/ Stephen Russell
Stephen Russell
Chairman and Chief Executive Officer